Exhibit 10.92

LICENSE AGREEMENT

          This LICENSE AGREEMENT (“Agreement”) is made and entered into this 28th day of March, 2003, by and between Synbiotics Corporation, a California corporation (“Synbiotics”), on the one hand, and Heska Corporation, a Delaware corporation (“Heska”), on the other hand.

RECITALS

          A.          Synbiotics is in the business of developing, manufacturing and marketing veterinary diagnostics, vaccines and other animal health related products worldwide.

          B.          Heska is in the business of developing, manufacturing and marketing innovative health products for dogs, cats and horses.

          C.          Synbiotics is the owner of United States Patent No. 4,789,631 issued on December 6, 1988 to Edward T. Maggio, entitled “Immunoassay for Anti-Dirofilaria Immitis Antibody” (the “631 Patent”).

          D.          Heska is the owner of United States Patent No. 6,391,569 B1 issued on May 21, 2002 to Robert B. Grieve, et al., entitled “Method to Detect Dirofilaria Immitis Infection” (the “569 Patent”).

          E.          On or about November 12, 1998, Synbiotics filed a lawsuit against Heska entitled Synbiotics Corporation vs. Heska Corporation, United States District Court for the Southern District of California, Case No. 98 CV 2076 TW (the “Complaint”), in which it asserted claims for damages and injunctive relief against Heska for Heska’s alleged infringement of the ‘631 Patent.  On or about January 15, 1999, Heska filed an Answer and Counterclaim and on or about June 1, 1999, Heska filed an Amended Answer and Counterclaim (the “Counterclaim”).  In the Counterclaim, Heska denied the claims asserted in the Complaint and sought a declaration from the court that the ‘631 Patent was invalid, unenforceable and not infringed by Heska.  Synbiotics filed a Reply in which it denied the claims asserted in the Counterclaim.  The proceedings relating to the Complaint and the Counterclaim shall hereinafter be referred to as the “Lawsuit.”

          F.          In furtherance of the settlement of the Lawsuit, Heska is willing to license certain of its intellectual property to Synbiotics.

[*] Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the “Mark”). This Exhibit has been filed separately with the Secretary of the Securities and Exchange Commission without the Mark pursuant to an Application Requesting Confidential Treatment under Rule 12b-24 under the Securities Exchange Act of 1934.

TERMS OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for good and valuable consideration, the Parties hereby agree as follows:

ARTICLE 1     DEFINITIONS

For purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1

“Affiliate(s)” shall mean (a) a business entity which owns, directly or indirectly, a controlling interest of at least fifty percent (50%) of a Party to this Agreement, by stock ownership or otherwise; or (b) a business entity which is at least fifty percent (50%) owned or controlled by a Party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or (c) a business entity, the ownership of which is directly or indirectly common with at least fifty percent (50%) ownership of a Party to this Agreement, by stock ownership or otherwise.

1.2	“Effective Date” means the date first noted above.

1.3	“Licensed Product” shall mean any product or part thereof that at the time of manufacture, use or sale by Synbiotics:

(a) is within the scope of a claim contained in the Patent Rights; or

(b) is manufactured by using a process within the scope of a claim contained in the Patent Rights.

1.4

“Patent Rights” shall mean the ‘569 Patent, as well as any continuations, divisionals, continuations-in-part, reissues, renewals, revalidations, re-examinations, extensions, and additions thereof, if any,  directed to subject matter specifically described in the ‘569 Patent, but only to the extent such Patent Rights pertain to the detection of heartworm in non-adapted hosts using Di33 protein.

1.5	“Party” or “Parties” shall mean Heska or Synbiotics, or both, as the context indicates.

1.6	“Territory” shall mean the United States, including its territories and possessions.

ARTICLE 2     GRANT

2.1

Heska hereby grants to Synbiotics and its Affiliates a non-exclusive [*] license, without the right to sublicense, to make, have made, use, sell and have sold Licensed Products covered by Patent Rights within the Territory.

2.2	Synbiotics shall be responsible, at its sole expense, for all marketing and regulatory approvals of Licensed Products sold by it under this Agreement.

ARTICLE 3     REPRESENTATIONS / INDEMNIFICATION / LIMITATION OF LIABILITY

3.1

Heska represents and warrants to Synbiotics that it has full right and authority to grant the license under this Agreement, and that it has no relationship with any other entity that would preclude it from carrying out its obligations under this Agreement.  Synbiotics represents and warrants to Heska that it has full right and authority to enter into and perform this Agreement, and that it has no relationship with any other entity that would preclude it from carrying out its obligations under this Agreement.

3.2

Synbiotics shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Heska, its directors, officers, employees, agents and Affiliates (“Indemnified Party”), harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property or the environment, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from Synbiotics’ production, manufacture, sale, use, lease, consumption or advertisement of Licensed Products or arising from any obligation of Synbiotics hereunder, except to the extent such claims and expenses are due to the gross negligence or willful misconduct of Heska.

3.3

If an Indemnified Party seeks indemnification from Synbiotics, it shall promptly give notice to Synbiotics of any such claim or suit threatened, made or filed against it by a third party which forms the basis for such claim or suit.  Synbiotics shall have the sole right to defend such claim or suit, including the right to select counsel.  No settlement or compromise shall be binding on an Indemnified Party hereto without its prior written consent, which consent shall not be unreasonably withheld.

3.4

HESKA MAKES NO REPRESENTATIONS THAT THE LICENSED PRODUCTS WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 4     ASSIGNMENT

4.1

This Agreement or any right or obligation hereunder may not be assigned or otherwise transferred without the prior written consent of the other Party, which consent will not be unreasonably withheld; provided, however, such consent shall not be required in the case of a sale or other transfer to a third party of all or substantially all of (a) the stock or (b) the assets of a Party’s business, in which event a written notice of such sale or other transfer shall be given to the other Party.  For purposes of this Section 4.1, acquisition by reverse triangular merger shall be deemed a transfer of all stock.  Any permitted assignee shall assume all obligations of its assignor under the Agreement.

ARTICLE 5     DISPUTE RESOLUTION

5.1

The Parties shall attempt in good faith to resolve any dispute or disagreement (“Dispute”) arising out of or relating to this Agreement promptly by negotiation between representatives who have authority to settle the controversy.  Any Party may give the other Party written notice of any Dispute not resolved in the normal course of business.  Within fifteen (15) days after delivery of the notice, the receiving Party shall submit to the other Party a written response.  The notice and the response shall include (a) a statement of each Party’s position and a summary of arguments supporting that position, and (b) the name and title of the representative who will represent that Party and of any other person who will accompany the representative.  Within thirty (30) days after delivery of the disputing Party’s notice, the representatives of both Parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.  All reasonable requests for information made by one Party to the other Party will be honored.

5.2

All negotiations pursuant to this Article 5 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.  If the Dispute has not been resolved by negotiation within forty-five (45) days of the disputing Party’s notice, or if the Parties failed to meet within thirty (30) days, the Parties shall endeavor to settle the Dispute by mediation under the then current CPR Model Mediation Procedure for Business Disputes. Each Party shall bear its own costs.

5.3

If the Parties are unable to resolve the Dispute by mediation in accordance with Section 5.2, then the Dispute will be finally settled by binding arbitration to be conducted in San Francisco, California (or at such other location as the Parties may agree) under the commercial arbitration rules then prevailing of the American Arbitration Association by one arbitrator appointed in accordance with those rules.  The arbitrator shall be chosen from a panel of arbitrators knowledgeable in the companion animal health care industry.  The arbitrator will apply the law specified in Section 8.1 to the merits of the Dispute.  The decision of the arbitrator shall be final, conclusive and binding on the Parties to the arbitration.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator may grant permanent injunctions or other relief in such dispute or claim; provided that the arbitrator may not grant licenses to any intellectual property owned by either Party nor may the arbitrator award punitive damages.  Notwithstanding the foregoing, without breach of this arbitration provision either Party may apply to any court within the jurisdiction specified in Section 8.1 for temporary injunctive relief.

ARTICLE 6     TERM AND TERMINATION

6.1

This Agreement shall be effective as of the Effective Date and shall continue in effect until the last to expire patent within the Patent Rights set forth in this Agreement, unless earlier terminated as set forth in Section 6.2 or 6.3.  Upon expiration of this Agreement, Synbiotics shall have a fully paid, irrevocable license to the  Patent Rights.

6.2	This Agreement may be terminated by either Party at any time during the term of this Agreement:

(a)

if the other Party is in breach of its material obligations hereunder and has not cured such breach or has not taken substantial steps toward curing such breach within ninety (90) days after written notice requesting cure of the breach; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the ninety (90) day cure period shall begin when the Dispute is resolved pursuant to Article 5;

(b)

upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

6.3

This Agreement shall be coterminous with the Settlement Agreement and Mutual Release of Claims (“Settlement Agreement”) entered into between the Parties on even date herewith if the Settlement Agreement is terminated before the expiration date of this Agreement.

6.4

Unless terminated pursuant to Section 6.2(b), in the event this Agreement is rejected by Heska or its receiver or trustee under applicable bankruptcy laws due to Heska’s bankruptcy, then all rights and licenses granted under this Agreement by Heska to Synbiotics are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation, licenses of rights to “intellectual property” as defined under Section 101(52) of the Bankruptcy Code.  The Parties agree that all intellectual property rights licensed hereunder, including the Parties’ Patent Rights, are part of the “intellectual property” as defined under Section 101(52) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code.

6.5	Upon expiration or termination of this Agreement, neither Party shall be released from any obligation that matured prior to the effective date of such expiration or termination.

6.6	The provisions of Articles 3, 5, 6.5, 7 and 8 shall survive the expiration or termination of this Agreement.

ARTICLE 7     NOTICES

7.1

Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by personal delivery, by a nationally-recognized overnight courier, or by certified, first-class mail, postage prepaid, addressed to the address below, or such other address that a Party has given by written notice under this Section 7.1.

In the case of Heska:

Heska Corporation
1613 Prospect Parkway
Fort Collins, CO 80525

	Attention:	Chief Executive Officer
	Copy to:	Executive Vice President, Intellectual Property
and Business Development

In the case of Synbiotics:

Synbiotics Corporation
11011 Via Frontera
San Diego, CA 92127
	Attention:	President
	Copy to:	Hayden Trubitt, Heller Ehrman White & McAuliffe LLP
4350 La Jolla Village Drive, 7th Floor; San Diego, CA 92122

ARTICLE 8     MISCELLANEOUS

8.1	California Law. This Agreement shall be governed by and interpreted in accordance with California law.

8.2

Integration and Modification.  Each Party represents and warrants that as of the date of the full execution of this Agreement, no promise, inducement or agreement not expressed herein has been made to it in connection with this Agreement, and that this Agreement, the Settlement Agreement, the Consent Judgment and Injunction  and the License Agreement relating to the ‘631 Patent, contain the entire agreement between the Parties as to the subject matter related hereto and supersede any previous agreements, negotiations, promises or understandings between them as to the subject matter contained herein.  It is expressly agreed that this Agreement may not be altered, modified or amended except by a writing duly executed by the undersigned Parties.

8.3	Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.4

Promotional Activities.  Except as specified herein, nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation (including any contraction, abbreviation, or simulation of any of the foregoing) of the other Party without the express written approval of the other Party.  Neither Party shall use any designation of the other Party in any promotional activity associated with this Agreement or the Licensed Product without the express written consent of the other Party.

8.5

Severability.  In the event any provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such provision shall be severable from the remainder of the Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.6

Waiver.  Failure at any time to require performance of any of the provisions herein shall not waive or diminish a Party’s right thereafter to demand compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A Party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the Party making such waiver.

8.7

Force Majeure.  Neither Party shall be held responsible for the failure or delay in performance herein when such failure or delay is due to any act of God or of the public enemy, war, compliance with laws, governmental acts or regulations, fire, flood, epidemic, strikes and labor interruption, accident, unusually severe weather or other causes similar to the foregoing beyond their reasonable control.  Any Party whose performance is affected by such force majeure shall promptly give notice to the other Party of such force majeure upon which such Party intends to rely to excuse its performance.

8.8

Independent Contractors.  The relationship between Synbiotics and Heska under this Agreement shall be that of independent contractors engaged in the operation of their own respective businesses.  Nothing in this Agreement is intended or is to be construed to constitute Heska and Synbiotics as partners, employer/employee, or principal/agent, or the employees or agents of any Party hereto as employees or agents of the other Party.  Neither Party has the express or implied right or authority to assume or create any obligations for or on behalf of the other Party, to bind the other Party to any contract or undertaking with any third party or to make any warranties or representations for or on behalf of the other Party.

8.9

Counterparts.  This Agreement may be executed in counterparts, each of which is deemed to be an original, but all of which together shall constitute one and the same instrument.  Facsimile and photocopy signatures shall carry the same force and effect, and shall bind the parties hereto in the same manner, as original signatures to this Agreement.

8.10	Construction.

8.10.1

The language and terms of this Agreement are to be understood in their ordinary sense (except where otherwise defined herein) and are not to be interpreted in a technical manner so as to unfairly deprive any Party of substantive rights.

	8.10.2	The text of this Agreement is the product of negotiation among both Parties and is not to be construed as having been prepared by one Party or the other.

8.11

Warranty of Authorized Signatories.  Each of the signatories to this Agreement warrants and represents that he or she is competent and authorized to enter into this Agreement on behalf of the Party for whom he or she purports to sign.

8.12	Confidentiality. The Parties shall treat the terms of this Agreement in accordance with Article 6 of the Settlement Agreement between Synbiotics Corporation and Heska Corporation.

ARTICLE 9     PATENT MARKING

9.1

Synbiotics shall, within a reasonable amount of time from the Effective Date, mark all Licensed Product in accordance with applicable laws and regulatory requirements, with (at a minimum) United States Patent Number 6,391,569 B1.  It is agreed that patent markings on product inserts shall be sufficient.

HESKA CORPORATION		SYNBIOTICS CORPORATION

By:	/s/ CAROL TALKINGTON VERSER	By:	/s/ PAUL R. HAYS

Name:	Carol Talkington Verser, Ph.D	Name:	Paul R. Hays

Title:	Executive Vice President	Title:	President